UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 3, 2022

ABEONA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15771	83-0221517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Avenue of the Americas, 33rd Floor,

New York, NY 10019

(Address of principal executive offices) (Zip Code)

(646) 813-4712
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	ABEO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2022, Abeona Therapeutics Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a group of investors (the “Purchasers”) providing for the private placement (the “Private Placement”) to the Purchasers of (i) 7,065,946 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (ii) pre-funded warrants to purchase 543,933 shares of Common Stock with a term of five years from the issuance date (the “Pre-Funded Warrants”) and (iii) warrants to purchase 7,609,879 shares of Common Stock with a term of five years from the issuance date (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”), for an aggregate purchase price of approximately $35.0 million. Each Pre-Funded Warrant has an exercise price of $0.01 per share of Common Stock. Each of the Warrants is subject to customary adjustments. The closing of the Private Placement is expected to occur on November 7, 2022 (the “Closing”).

Each Common Warrant has an exercise price of $4.75 per share. The Warrants may not be exercised if the aggregate number of shares of the Common Stock beneficially owned by the holder thereof would exceed 4.99% immediately after exercise thereof, which ownership cap may be increased by the holder up to 9.99% upon 61 days’ prior notice.

The Company intends to use the net proceeds from the Private Placement for development, working capital and general corporate purposes.

The securities issued to the Purchasers under the Purchase Agreement were offered in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Company relied on this exemption from registration based in part on representations made by the Purchasers, including that each of the Purchasers is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

Cantor Fitzgerald & Co. served as the placement agent in connection with the Private Placement, and the Company has agreed to pay Cantor Fitzgerald & Co. a customary fee plus reimbursement for certain out-of-pocket expenses.

The sale of the securities pursuant to the Purchase Agreement has not been registered under the Securities Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein or therein.

The Company and the Purchasers will enter into a Registration Rights Agreement immediately prior to the Closing, pursuant to which the Company will agree to prepare and file a registration statement with the Securities and Exchange Commission no later than the 30th day following the execution of the Registration Rights Agreement to register the resale of the shares of Common Stock and the shares of Common Stock issuable upon exercise of the Warrants.

The foregoing description of the Purchase Agreement, the Pre-Funded Warrants, the Common Warrants and the Registration Rights Agreement is only a summary and is qualified in its entirety by reference to the full text of such documents, which are filed as Exhibits 10.1, 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the securities in the Private Placement is incorporated by reference under this Item 3.02.

Item 8.01	Other Events.

On November 3, 2022, the Company issued a press release announcing the Private Placement. A copy of such press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
4.2	Form of Pre-Funded Warrant
4.3 10.1 99.1 104

Form of Registration Rights Agreement

Securities Purchase Agreement dated November 3, 2022

Press Release dated November 3, 2022

Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Abeona Therapeutics Inc.
(Registrant)

By:	/s/ Joseph Vazzano
Name:	Joseph Vazzano
Title:	Chief Financial Officer

Date: November 3, 2022

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